Exhibit 10.1

SEVERANCE AGREEMENT AND GENERAL RELEASE

This Severance Agreement and General Release (the “Agreement”), dated as of November 23, 2015 (the “Separation Date”), is made by and between Jack Potts (“Executive”) and InvenTrust Properties Corp., a Delaware corporation (formerly known as Inland American Real Estate Trust, Inc.) (“InvenTrust” or the “Company”).

WHEREAS, Executive and the Company previously entered into that certain Amended and Restated Executive Employment Agreement, dated as of June 19, 2015 (the “Employment Agreement”), which provides for Executive’s employment as Executive Vice President, Chief Financial Officer and Treasurer of the Company;

WHEREAS, pursuant to that certain Time-Based Restricted Stock Unit Agreement, dated as of June 19, 2015, by and between the Company and Executive (the “RSU Agreement”), the Company granted Executive an award of 150,000 Restricted Stock Units (as defined in the InvenTrust Properties Corp. 2015 Incentive Award Plan (the “Plan”)) (the “RSU Award”);

WHEREAS, effective as of the date hereof, Executive has notified the Company of his resignation from his position as Executive Vice President, Chief Financial Officer and Treasurer of the Company, and as an officer and employee of the Company and its subsidiaries, and Executive and the Company desire to specify the terms of Executive’s termination of employment with the Company; and

WHEREAS, Executive and InvenTrust desire to resolve, settle and compromise any disputes, and all other matters at this time.

NOW THEREFORE, in consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties agree as follows:

1. Resignation.

(a) Executive hereby voluntarily resigns his employment with the Company effective as of the Separation Date. Executive also resigns as and from all other officer, director and other positions he may hold with the Company and any of its subsidiaries, divisions, or affiliates, effective as of the close of business on the Separation Date. If requested by the Company, Executive will execute a letter of resignation from each such position and/or entity.

(b) Executive and the Company acknowledge and agree that the termination of Executive’s employment shall not constitute a resignation by Executive for “good reason” or a termination by the Company without “cause” for purposes of the Employment Agreement or any other agreement between Executive and the Company or its subsidiaries or affiliates. Executive and the Company hereby waive the requirement under Section 3(a) of the Employment Agreement that Executive provide sixty (60) calendar days advance written notice of his intent to terminate his employment with the Company.

(c) In addition to the Severance Benefits provided for in Paragraph 2 below, the Company shall pay to Executive reasonably promptly following the Separation Date Executive’s earned but unpaid base salary and accrued and unused vacation, in each case, through the Separation Date.

2. Severance. Under the terms of this Agreement, in exchange for and in reliance on all of the representations and warranties made by Executive in this Agreement, and Executive’s signing and not revoking the Release set forth in Paragraph 5 below (the “Release”); and releasing and waiving claims against InvenTrust and the Released Parties (as defined below), and subject to Executive’s continued compliance with such terms and the fulfillment of all of the conditions in this Agreement, Executive and InvenTrust agree as follows:

(a)	Cash Severance – InvenTrust shall pay to Executive an amount equivalent to $1,376,550 (the “Cash Severance”) as follows:

(i) the Cash Severance shall be paid to Executive in equal installments in accordance with the Company’s normal payroll practices over the twelve (12) consecutive month period beginning with the Company’s regular payroll date that coincides with or next follows the fifteenth (15th) day following the Separation Date (the “Severance Commencement Date”), subject to Executive’s nonrevocation of the Release (as described in Paragraph 15 below) and Executive’s continued compliance with the other terms and conditions of this Agreement;

(ii) the Cash Severance will be paid on each of the Company’s regular payroll dates according to the schedule described in clause (i) above during the period beginning on the Severance Commencement Date and ending on March 15, 2016;

(iii) the Cash Severance shall not be paid during the period beginning on March 15, 2016 and ending on the Delay Date (as defined in Paragraph 21 below); and

(iv) on the Company’s next regular payroll date coinciding with or following the Delay Date, the portion of the Cash Severance that would have otherwise been paid during the period described in the foregoing clause (iii) shall be paid to Executive in a lump-sum, without interest, and thereafter the Cash Severance shall continue to be paid pursuant to the schedule described in clause (i) above.

(b)

Benefit Continuation – If Executive is eligible and timely elects to continue coverage under the Company’s group health insurance plan(s) pursuant to COBRA (as defined below), the Company shall, at the Company’s expense, for the period ending on the earliest of (i) eighteen (18) months following the Separation Date; or (ii) the date Executive becomes eligible to be covered under any other group health plan that does not contain any exclusion or limitation with respect to any preexisting condition which would actually limit Executive’s coverage under such plan, provide Executive and his eligible dependents (including his spouse and children under the age of 27) with medical insurance benefit coverage in coordination with the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) by either paying directly or promptly reimbursing Executive for the applicable coverage premiums, provided that (i) Executive completes and timely files all necessary COBRA election documentation for himself and each applicable dependent, which documentation will be sent to Executive after the Separation Date and (ii) in the event the Company chooses to reimburse Executive for the applicable coverage premiums (rather than directly paying such costs) Executive continues to make all required premium payments required by COBRA. In the event such premium payments or reimbursements by the Company, by reason of change in the applicable law, may, in the reasonable view of the Company, result in tax or other penalties on the Company, this provision shall terminate and Executive and the Company shall, in good faith, negotiate for a substitute provision that would not result in such tax or other penalties. Executive agrees to notify the Company within five (5) days after becoming eligible to participate in another employer group health benefits plan, and to provide the Company with all necessary information regarding such plan so that the Company can determine whether its obligation (if any) to continue paying Executive’s COBRA will cease. For purposes of complying with Section 409A of the Code, to the extent that any portion of the payments described in this Paragraph 2(b) constitutes non-qualified deferred compensation that is subject to Section 409A of the Code, such portion shall not be paid during the period beginning on March 15, 2016 and ending on the Delay Date. Such unpaid portion shall be paid to Executive in a lump-sum, without interest, promptly following the Delay Date, and any payments thereafter remaining due shall be paid pursuant to the schedule otherwise described in this Paragraph 2(b).

(c)

Accelerated Vesting of RSUs – Effective as of the Separation Date, the RSU Award shall vest with respect to 50,000 Restricted Stock Units otherwise scheduled to vest on December 31, 2015. In accordance with Section 11 of the RSU Agreement, in order to satisfy Executive’s tax withholding obligations with respect to the vesting or payment of such Restricted Stock Units, Executive may elect to have the Company withhold shares of common stock of the Company otherwise issuable under the RSU Award having a Fair Market Value (as defined in the Plan) equal to the sums required to be withheld. Payment in respect of such vested Restricted Stock Units shall be made in accordance with the terms and conditions of the RSU Agreement (which generally requires payment within sixty (60) days following vesting). Executive acknowledges and agrees that except with respect to the portion of the RSU Award that vests pursuant to this Paragraph 2(c), all Company (and Company subsidiary) equity-based awards held by Executive shall, as of the Separation Date, automatically and without further action be cancelled and forfeited without payment of any consideration therefor, and Executive shall have no further right to or interest with respect thereto.

(d)	Lump-Sum Cash Payment – In addition to the Cash Severance, the Company shall, within sixty (60) calendar days following the Separation Date, pay Executive a lump-sum cash amount equal to $380,500.

(Collectively referred to herein as “Severance Benefits”).

3. Executive acknowledges and agrees that he may not be entitled to receive any portion of the Severance Benefits if he does not execute this Agreement. In addition, Executive acknowledges his sole responsibility for any and all federal, state, local, and other taxes attributable or relating in any way to the payments and benefits provided for in Paragraph 2 above (other than the employer portion of any employment taxes), and he agrees to indemnify InvenTrust and the other Released Parties for any federal, state, local, or other tax liability (including without limitation, liability for back withholding, penalties, interest, and attorneys’ fees, but excluding the employer portion of any employment taxes) incurred by InvenTrust and/or any of the Released Parties attributable to or relating in any way to the Severance Benefits provided for in Paragraph 2 above. All payments required to be made to Executive under this Agreement shall be subject to withholding of amounts relating to income tax, excise tax, employment tax and other payroll taxes to the extent the Company determines is required to be withheld pursuant to applicable law or regulation.

The Severance Benefits provided to Executive under this Agreement shall be and is in full satisfaction of any claims for money or benefits of any type which Executive has, had or may have, relating to or arising out of his employment by InvenTrust and/or any of the other Released Parties (defined below) including, but not limited to: (a) any and all claims relating to the termination of his employment; or (b) any and all claims for severance pay, fringe benefits, wages, bonus pay, equity-based compensation (except as set forth in Paragraph 2(c) above), premium pay or other compensation, damages or attorneys’ fees, costs or related expenses.

As of the Separation Date, Executive shall no longer represent himself as being an executive, officer, agent or representative of the Company for any purpose. The Separation Date shall be the termination date of Executive’s employment for purposes of participation in and coverage under all employee benefit and retirement plans and programs sponsored by or through the Company, except as otherwise provided herein, or under the terms of the applicable plans and programs, or as required by law.

4. The term “Released Parties” as used in this Agreement includes (as appropriate): (a) the Company, its parent and their respective past, present, and future parents, divisions, subsidiaries, partnerships, affiliates, and other related entities, including, without limitation, the Company’s former sponsor, The Inland Group, Inc., and its affiliates, sponsored “real estate investment trusts” (within the meaning of Sections 856 through 860 of the Code (“REITs”)) and formerly sponsored REITs (whether or not such entities are wholly owned, including any third parties for which the Company is found to have successor liability); (b) the past, present, and future owners, trustees, fiduciaries, administrators, shareholders, directors, officers, partners, agents, representatives, executives, and attorneys of each entity identified in subpart (a) of this paragraph; and (c) the predecessors, successors, and assigns of each entity identified in subparts (a) and (b) of this paragraph.

5. Executive, and anyone claiming through him or on his behalf, releases InvenTrust and the other Released Parties with respect to any and all claims, actions, causes of action, complaints, grievances, demands, allegations, promises, and obligations for damages, and any and all other demands Executive may have against the Released Parties or has or has ever had, whether known or unknown, concerning, relating to, or arising out of any alleged acts or omissions by any of the Released Parties from the beginning of time to the date on which Executive executes this Agreement. Without limiting the generality of the foregoing, the claims released by Executive hereunder include, but are not limited to:

(a)	all claims for or related in any way to Executive’s employment, compensation, other terms and conditions of employment, or cessation of employment with InvenTrust;

(b)	all claims that were or could have been asserted by Executive or on his behalf against InvenTrust or the other Released Parties: (i) in any federal, state, or local court, commission, or agency; (ii) under any public policy or common law theory; or (iii) under any employment, contract, tort (including but not limited to claims for intentional infliction of emotional distress), federal, state, or local law, regulation, ordinance, or executive order; and

(c)	all claims that were or could have been asserted by Executive or on his behalf arising under any of the following laws, as in effect or amended from time to time: the Age Discrimination in Employment Act, 29 U.S.C. §§ 621 et seq. (“ADEA”)), Title VII of the Civil Rights Act of 1964, Sections 1981 and 1981a of the Civil Rights Act of 1866, as amended, the Americans with Disabilities Act (“ADA”), the Worker Adjustment and Retraining Notification Act (“WARN”), the Genetic Information Nondiscrimination Act (“GINA”), the Fair Labor Standards Act, the Executive Retirement Income Security Act, the Family and Medical Leave Act, the Lilly Ledbetter Fair Pay Act of 2009, the Occupational Safety and Health Act, the Dodd-Frank Act, the Sarbanes-Oxley Act, the Executive Polygraph Protection Act, the anti-retaliation provisions of applicable law, and any other applicable state statutes and/or local ordinances.

Nothing in this Agreement shall be construed to prevent Executive from responding truthfully to a valid subpoena, from filing a charge with, or participating in any investigation conducted by, any state, local or federal administrative agency, governmental agency, or regulatory body

(including the Securities and Exchange Commission, the Department of Justice, National Labor Relations Board, and the Equal Employment Opportunity Commission) alleging violations of state, local or federal laws or regulations, with the understanding and agreement that Executive may not accept any money or anything of economic value as a result of having filed such charges in connection with his employment with InvenTrust. Executive further agrees that, if any of the claims released by this Agreement are brought on Executive’s behalf or for his benefit in a court or administrative agency, Executive will waive and agree not to accept any award of money or other damages as a result of such claim or claims.

Executive is not releasing: (a) claims arising after Executive signs this Agreement; (b) claims related to enforcement of this Agreement; (c) claims for accrued, vested benefits under any employee benefit plan of the Company or for reimbursement under any group health or disability plan in which Executive participated in accordance with the terms of such plans and applicable law; (d) any continuing rights to indemnification by the Company as provided for in Section 12 of the Employment Agreement; and/or (e) any claims or rights that cannot be waived by law, including without limitation, Executive’s right to report possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation.

6. Executive represents and warrants that during his employment with InvenTrust and/or the other Released Parties (and in his capacity as an InvenTrust employee) he has not engaged in (and has no knowledge of any other current or former employee of InvenTrust, or any of the other Released Parties, having ever engaged in) any act of fraud, theft, or malfeasance that has caused (or could cause in the future) InvenTrust or any of the Released Parties to suffer a financial loss or otherwise subject InvenTrust or other Released Party to liability for any civil damages or criminal penalty. Executive further represents and warrants that, during his employment with InvenTrust and/or the other Released Parties, and in his capacity as an InvenTrust employee, he has not engaged in or otherwise participated in any activity that violates (i) U.S. federal or state laws; or (ii) the laws of any foreign country or jurisdiction that might subject InvenTrust or any of the Released Parties to any civil or criminal penalty. Executive understands and acknowledges that InvenTrust is relying on the representations and warranties contained in this Paragraph 6 as a material inducement to it entering into this Agreement. Accordingly, in the event InvenTrust reasonably determines that any of the representations and warrantees contained in this Paragraph 6 of the Agreement are untrue and inaccurate in any material respect, Executive agrees to return any portion of the Severance Benefits already received within ten (10 days), and InvenTrust will be relieved from making any portion of the Severance Benefits that had not yet been paid to Executive and/or made on his behalf.

7. The consideration offered herein is accepted by Executive as being in full accord, satisfaction, compromise and settlement of any and all claims or potential claims against InvenTrust and the Released Parties, and Executive expressly agrees that he is not entitled to and shall not receive any further payments, benefit, or other concession, compensation, or recovery of any kind from InvenTrust or any of the other Released Parties, except for any application for unemployment benefits that Executive files (or has filed) which may or may not be granted by the agency. Executive agrees not to initiate legal action of any kind against InvenTrust based upon any claims or potential claims arising at any time prior to his execution of this Agreement.

Executive agrees to provide thorough and accurate information and testimony to or on behalf of InvenTrust and/or the other Released Parties regarding any pending or future investigation, court case or action by or against InvenTrust and/or the other Released Parties initiated or pursued by any person or entity or by any government agency; provided, however, that (a) Executive agrees not to disclose to or discuss with anyone who is not, on behalf of InvenTrust and/or the other Released Parties, directing or assisting in such investigation, court case or action, other than his attorney, if any, the fact of or the subject matter of any such investigation, court case or action except as required by law, and (b) except in the case of testimony compelled pursuant to a valid subpoena, the information and assistance required to be provided by Executive pursuant to this paragraph shall be effectuated in a manner that reasonably takes into account the demands of Executive’s schedule (e.g., other employment, travel, family obligations, etc.).

8. Executive represents and warrants that: (a) he has not filed or initiated any legal, equitable, administrative, or other proceeding(s) against any of the Released Parties; (b) to Executive’s knowledge, no such proceeding(s) have been initiated against any of the Released Parties on his behalf; (c) he is the sole owner of any alleged claims, demands, rights, causes of action, and other matters that are released in Paragraph 5 above; (d) the same have not been transferred or assigned or caused to be transferred or assigned to any other person, firm, corporation or other legal entity; and (e) he has the full right and power to grant, execute, and deliver the releases, undertakings, and agreements contained in this Agreement. Executive further agrees that in the event of any further proceedings whatsoever based upon any matter released herein, InvenTrust and each of the other Released Parties shall have no further monetary or other obligation of any kind to Executive, including without limitation, any obligation for any costs, expenses and attorneys’ fees incurred by or on behalf of Executive.

9. Executive acknowledges and agrees that he has no present or future right to employment with InvenTrust, and that he will not apply for rehire or otherwise seek employment, engagement or contract with any Released Party at any time in the future. Executive agrees that he will immediately resign employment with any entity if he determines after accepting employment that such entity is a Released Party. Notwithstanding the foregoing, Executive shall not be required to resign employment with an entity that becomes a Released Party as a result of a corporate transaction that occurs after the date Executive commences employment with such entity.

10. Nothing in this Agreement is intended to be or shall be construed as an admission by InvenTrust or any of the other Released Parties that any of them violated any law, interfered with any right, breached any obligation or otherwise engaged in any improper or illegal conduct with respect to Executive or otherwise. Each of the Released Parties expressly denies any such illegal or wrongful conduct.

11. Executive represents that he has returned or will promptly return to the Company all property belonging to the Company and/or the Released Parties, including but not limited to laptop, cell phone, passwords, computer user names, voicemail code, phone cards, Company credit card, keys, card access to the building and office floors, internal policies and other confidential business information and documents and copies thereof, whether in electronic or hard copy form. Executive further acknowledges and agrees that the Company shall have no obligation to pay or provide the Severance Benefits unless and until Executive has satisfied all his obligations pursuant to this paragraph.

12. Executive agrees to continue to be bound by all covenants and conditions contained in Section 6 of the Employment Agreement, which terms and provisions are incorporated by reference herein; provided, however, that the parties hereby agree that the noncompetition covenant contained in Section 6(c) of the Employment Agreement shall apply during the Term (as defined in the Employment Agreement) and for six (6) months following the termination of Executive’s employment (rather than during the Term and for twelve (12) months following the termination of Executive’s employment) (such change from twelve (12) months to six (6) months, the “Noncompetition Covenant Modification”). Executive acknowledges that a portion of the Severance Benefits provided for in Paragraph 2 of this Agreement provides additional consideration and, indeed, is sufficient compensation for all such covenants. Executive understands that the obligations he owes to the Company as outlined in Section 6 of the Employment Agreement, as modified by this Paragraph 12, are in addition to all obligations contained in this Agreement and, to the extent there are inconsistent obligations between the aforementioned section of the Employment Agreement and this Agreement (other than as expressly provided for in this Paragraph 12), the Employment Agreement will control. Executive understands that his agreement to be bound by all of the terms and conditions contained in Section 6 of the Employment Agreement, as modified by this Paragraph 12, is a material inducement to InvenTrust to enter into this Agreement. Accordingly, in the event Executive breaches this Paragraph 12 of the Agreement in any material respect, Executive agrees to return any portion of the Severance Benefits already received within ten (10) days, and understands that InvenTrust will be relieved from paying or providing any portion of the Severance Benefits that had not yet been paid to Executive and/or made on his behalf.

13. Executive acknowledges, understands, and agrees that he:

(a)	HAS READ AND UNDERSTANDS THE TERMS AND EFFECT OF THIS AGREEMENT;

(b)	HAS BEEN GIVEN A REASONABLE PERIOD OF TIME WITHIN WHICH TO CONSIDER THIS AGREEMENT;

(c)	RELEASES AND WAIVES CLAIMS UNDER THIS AGREEMENT KNOWINGLY AND VOLUNTARILY, IN EXCHANGE FOR CONSIDERATION IN ADDITION TO ANYTHING OF VALUE TO WHICH HE MAY ALREADY BE ENTITLED;

(d)	HAS BEEN ADVISED OF HIS RIGHT TO HAVE HIS ATTORNEY REVIEW THIS AGREEMENT BEFORE SIGNING IT AND, IN FACT, HAS HAD AN ATTORNEY OF HIS CHOICE NEGOTIATE AND REVIEW THE TERMS OF THIS AGREEMENT PRIOR TO HIS SIGNING THE AGREEMENT; and

(e)	HAS BEEN ADVISED OF HIS RIGHT TO HAVE HIS OWN INDEPENDENT LEGAL COUNSEL REVIEW THIS AGREEMENT FOR PURPOSES OF COMPLIANCE WITH THE REQUIREMENTS OF SECTION 409A OF THE CODE OR AN EXEMPTION THEREFROM, AND THAT HE IS RELYING SOLELY ON THE ADVICE OF HIS INDEPENDENT LEGAL COUNSEL FOR SUCH PURPOSES.

14. The Company and Executive expressly acknowledge and agree that the terms and provisions of Section 7 of the Employment Agreement shall survive the termination of Executive’s employment, and shall continue in full force and effect as set forth therein, and such terms and provisions are hereby incorporated by reference herein.

15. Executive may consider this Agreement for up to twenty-one (21) days. Executive may accept this Agreement by delivering a signed copy either in person or by a nationally recognized courier service to the attention of Scott Wilton, General Counsel, 2809 Butterfield Road, Suite 200, Oak Brook, Illinois 60523. The Release shall take effect on the eighth day after Executive delivers an executed copy of this Agreement, unless Executive revokes his acceptance of the Release prior thereto by giving written notice of revocation to Scott Wilton. In the event Executive revokes his acceptance of the Release, the Release shall be of no further force and effect, the Noncompetition Covenant Modification shall be of no force or effect and Executive shall not be entitled to the Severance Benefits provided for herein, but Executive’s resignation of his employment with the Company and all other officer, director and other positions he may hold with any of the Company’s subsidiaries, divisions, or affiliates shall nevertheless be and remain effective as of the Separation Date and thereafter.

16. This Agreement embodies the entire agreement and understanding of the parties hereto with regard to the matters described herein and supersedes any and all prior and/or contemporaneous agreements and understandings, oral or written, between said parties regarding such matters. No waiver by either party of any breach by the other party of any of the obligations or representations under this Agreement shall constitute a waiver of any prior or subsequent breach.

17. Any disputes or controversies arising out of or relating to the negotiation, content, interpretation or performance of this Agreement shall be resolved exclusively in accordance with the dispute resolution terms of Section 18 of the Employment Agreement, which such terms are hereby incorporated as if fully set forth herein.

18. The parties agree that this Agreement may be modified only in writing, and that any party’s failure to enforce this Agreement in the event of one or more events which violate this Agreement shall not constitute a waiver of any right to enforce this Agreement against subsequent violations.

19. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or any word, phrase, clause, or sentence set forth in this Agreement shall be deemed by any court to be illegal or unenforceable, such provision, word, clause, phrase, sentence or paragraph shall be deemed modified, restricted or omitted to the extent necessary to make this Agreement enforceable.

20. This Agreement may be executed in two or more counterparts, each of which taken together shall constitute one and the same instrument.

21. It is the intent of the parties that payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered consistent with such intent. With respect to expenses eligible for reimbursement under the terms of this Agreement: (i) the amount of such expenses eligible for reimbursement in any taxable year shall not affect the expenses eligible for reimbursement in another taxable year; and (ii) any reimbursements of such expenses shall be made no later than the end of the calendar year following the calendar year in which the related expenses were incurred, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A of the Code. In addition, Executive’s right to reimbursement (or in-kind benefits) cannot be liquidated or exchanged for any other benefit or payment. Notwithstanding anything contained herein to the contrary, to the extent required to avoid accelerated taxation or tax penalties under Section 409A of the Code, Executive shall not be considered to have terminated employment for purposes of this Agreement and no payments shall be due to Executive under this Agreement that are payable upon Executive’s termination of employment until Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. In addition, for purposes of this Agreement, each amount to be paid or benefit to be provided to Executive pursuant to this Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code and any payments described herein that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything contained herein to the contrary, if Executive is a “specified employee,” as defined in Section 409A of the Code, as of the date of Executive’s separation from service, then to the extent any amount payable under this Agreement (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (ii) is payable upon Executive’s separation from service and (iii) under the terms of this Agreement would be payable prior to the six-month anniversary of Executive’s separation from service, such payment shall, to the extent necessary to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, be delayed until the earlier to occur of (A) the first day of the seventh month following Executive’s separation from service or (B) the date of Executive’s death (such earlier date, the “Delay Date”). Any amount delayed pursuant to the preceding sentence shall be paid in a lump-sum, without interest, on or promptly following the Delay Date, and any payments thereafter remaining due shall be paid pursuant to the schedule otherwise required by this Agreement.

THE PARTIES STATE THAT THEY HAVE READ AND UNDERSTAND THE FOREGOING AND THAT THEY INTEND TO BE BOUND THERETO.

JACK POTTS		INVENTRUST PROPERTIES CORP.

/s/ Jack Potts		By:	/s/ Thomas McGuinness

		Its:	President and Chief Executive Officer
Dated:	November 23, 2015	Dated:	November 23, 2015

[Signature Page to Severance Agreement and General Release]